PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS THIRD QUARTER 2011 RESULTS

DALLAS, TEXAS …November 2, 2011 … CompX International Inc. (AMEX: CIX) today announced third quarter sales of $35.7 million compared to $35.7 million in the same period of 2010.  Operating income was $1.5 million for the period compared to $3.1 million in the same quarter in 2010.  Third quarter 2011 operating income decreased primarily due to a less favorable product sales mix, higher raw material costs and a write-down on assets held for sale of $1.1 million compared to a $500,000 write-down on assets held for sale in the same period in 2010. Net income for the third quarter of 2011 was $1.1 million, or $0.09 per diluted share, compared to $1.7 million, or $0.13 per diluted share, in the third quarter of 2010.  The effect on net income of the write-downs of assets held for sale was $692,000, or $0.06 per diluted share, in the third quarter of 2011 compared to $305,000, or $0.02 per diluted share, in 2010.

For the nine months ended September 30, 2011, sales were $105.7 million compared to $102.9 million in the previous year.  Operating income was $13.4 million for the 2011 period compared to $7.8 million for the nine months in 2010.  Net income was $6.7 million, or $0.54 per diluted share, for the nine months of 2011 compared to $2.4 million, or $0.20 per diluted share, in 2010.

Net income for the 2011 year-to-date period was impacted by:
•	a $7.5 million first quarter litigation settlement gain ($3.4 million, or $0.27 per diluted share, net of income taxes);
•	facility consolidation costs of $2.0 million ($907,000, or $0.07 per diluted share, net of income taxes) mostly in the first half of the year; and
•	the third quarter write-down on assets held for sale of $1.1 million ($692,000, or $0.06 per diluted share, net of income taxes).

Net income for the 2010 year-to-date period was impacted by:
•	litigation expenses of $2.1 million ($945,000, or $0.08 per diluted share, net of income taxes) mostly in the first half of the year;
•	the third quarter write-down on assets held for sale of $500,000 ($305,000, or $0.02 per diluted share, net of income taxes); and
•	a $1.9 million ($0.15 per diluted share) income tax charge in the first quarter resulting from a change in the Company’s expectation relating to the repatriation of certain non-U.S. earnings.

For the nine-month period in 2011 our operating income increased primarily due to the net effects of:
•	The positive impact of the litigation settlement gain recorded in the first quarter;
•	The positive impact of lower litigation expense;
•	The positive impact of the higher sales from an increase in customer order rates in the first six month of the year, primarily in Security Products;
•	The negative impact of relocation costs and production inefficiencies related to the consolidation of our precision slides facilities;
•	The negative impact on margins caused by higher raw material costs;
•	The negative impact of write-downs on assets held for sale; and
•	The negative impact of relative changes in foreign currency exchange rates.

“After showing year-over-year improvement in the first half of the year, we saw increased uncertainty this quarter resulting in sales being flat compared to the prior year,” commented David A. Bowers, President & CEO.  “The trend in commodity raw material costs continues to put pressure on our margins although we have been able to partially mitigate the higher costs through production efficiency gains and price increases.  We expect the current economic environment to continue into the fourth quarter and will focus on the things we can control such as improving the efficiency of our cost structure, producing high quality products, identifying new products and markets, as well as delivering a high level of customer service.  We acquired an ergonomics product line this quarter which is expected to broaden markets we serve to include the healthcare area beginning in the coming quarter. ”

CompX is a leading manufacturer of security products, furniture components and performance marine components.  It operates from six locations in the U.S., Canada and Taiwan and employs approximately 800 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with the development of new product features and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2011	2010	2011

Net sales	$35.7	$35.7	$102.9	$105.7
Cost of goods sold	26.0	27.2	75.3	78.7
Gross margin	9.7	8.5	27.6	27.0
Selling, general and administrative expense	5.9	5.7	17.2	17.8
Litigation (settlement) expense, net	0.2	-	2.1	(7.3)
Assets held for sale write-downs	0.5	1.1	0.5	1.1
Facility consolidation costs	-	0.2	-	2.0
Operating income	3.1	1.5	7.8	13.4
Interest expense	(0.2)	(0.2)	(0.7)	(0.6)
Other non-operating income, net	0.1	0.1	0.2	0.3
Income before income taxes	3.0	1.4	7.3	13.1
Provision for income taxes	1.3	0.3	4.9	6.4
Net income	$1.7	$1.1	$2.4	$6.7

Net income per diluted common share	$0.13	$0.09	$0.20	$0.54

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	September 30,
	2010	2011
Assets		(Unaudited)

Current assets:
Cash and equivalents	$13.9	$8.5
Accounts receivable, net	14.6	16.6
Inventories, net	18.4	20.0
Promissory note receivable	15.0	15.0
Deferred income taxes and other	3.5	3.7
Total current assets	65.4	63.8

Intangibles	32.3	36.3
Net property and equipment	59.9	51.0
Assets held for sale	2.4	6.7
Other assets	0.1	0.1

Total assets	$160.1	$157.9

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities of long term debt	$1.0	$5.8
Accounts payable and accrued liabilities	16.2	14.9
Interest payable to affiliate	0.9	-
Income taxes	2.0	2.6
Total current liabilities	20.1	23.3

Long-term debt	44.2	36.5
Deferred income taxes and other	11.9	12.8
Other noncurrent liabilities	-	0.8
Stockholders’ equity	83.9	84.5

Total liabilities and stockholders’ equity	$160.1	$157.9